EMPLOYMENT AGREEMENT

     THIS IS AN AGREEMENT, made on the _______ day of _____________, 1997, by and between U.S. Medical Services of New York, P.C. (the "P.C."), and Wende W. Young, M.D., an individual (the "Physician").

                               B A C K G R O U N D

          A. P.C. wishes to employ Physician and Physician wishes to enter into the employ of P.C. on the terms and conditions contained in this Agreement.

          B. Attached hereto is a nine (9) page Rider to Employment Agreement (the "Rider") which forms a part of this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and intending to be legally bound, P.C. and Physician agree as follows:

          1. Employment. P.C. employs Physician and Physician accepts employment by P.C. for the period and upon the terms and conditions contained in this Agreement.

          2. Duties and Responsibilities. As discussed more fully in the Rider, Physician shall serve P.C. generally as a physician specializing in the practice of mammography and diagnostics and shall have such authority and such medical and administrative responsibilities as P.C. reasonably may determine from time to time.

     3. Compensation.

          (a) As compensation for all the services rendered by Physician to P.C., P.C. shall pay Physician, all other Practice Physicians, nurse practitioners, physician assistants and all other professional medical personnel who are entitled to reimbursement from third parties for services provided in their name and other practice employees designated by Physician in the aggregate, [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT] percent of the "Net Revenue of the Practice," as that term is defined on Exhibit "A" ("Base Salary"). The amount paid to each of the foregoing persons shall be initially determined by Physician and ______________ (the "Determining Physicians") and they shall give P.C. notice of such determination on or before the date hereof. The Determining Physicians shall be able to change the amount paid to the foregoing persons no more frequently than quarterly by giving written notice to P.C. of such change(s) signed by all the Determining Physicians then employed by P.C. at least thirty (30) days prior to the effective date of the desired change(s); provided, however, that no such change shall be in violation of any applicable law or regulation or contractual obligation of P.C. The Base Salary will be paid in the manner provided below. Notwithstanding the foregoing, during the Initial Period (as defined below), in lieu of the foregoing, Physician shall receive as an advance $_____ per month [[REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT] for the entire group. Please tell us how it will be allocated] (the "Advance").

          (b) Within 30 days after the end of each calendar quarter (the "Determination Period") during the term of this Agreement (a "quarter") commencing with the end of the Initial Period, P.C. shall determine: (i) the Net Revenue of the Practice for the Initial Period or the quarter then ended, whichever is applicable; (ii) the amount Physician was entitled to receive as Base Salary during the Initial Period or such quarter, whichever is applicable (the "Current Base Salary"); and (iii) the difference, if any, between the amount paid to Physician during the Initial Period or such quarter and the amount that Physician was entitled to receive during the Initial Period or such quarter (the "Difference").

          (c) If the Difference is a positive number (i.e., the amount to which Physician was entitled with respect to the applicable quarter exceeds the amount paid), P.C. shall pay Physician the amount of the Difference within 15 days after the end of the Determination Period. If the Difference is a negative number, P.C. shall proportionately reduce the next payments due Physician during the remainder of the then current quarter by the amount of the Difference.

          (d) In addition to and before any adjustments that result from a negative Difference, each quarter after the Initial Period P.C. shall adjust the amount payable to Physician so that it equals 90% of the most recently determined Current Base Salary. Notwithstanding anything in this Agreement to the contrary, the Current Base Salary in the quarter following the Initial Period shall be based only upon the immediately preceding calendar quarter and not upon the entire Initial Period. If the amount of the Current Base Salary is not determined for any quarter until one or more payments have been made to Physician in such quarter the remaining payments of Current Base Salary will be adjusted proportionately.

          (e) The Initial Period means the time beginning with the date of this Agreement and ending on the last day of the calendar quarter which is closest to, but not more than, six months following the date of this Agreement. For example, if the date of this Agreement is February 20, the Initial Period would end on June 30 and if the date of this Agreement is October 2, the Initial Period would end on March 30.

          (f) The Advance during the time when it is applicable or 90% of the Current Base Salary, as it is determined or adjusted from time to time, shall be paid in equal installments pursuant to P.C.'s customary payroll payment procedure then in effect, but not less frequently than monthly.

     4. Vacation. Physician shall be entitled to nine (9) weeks vacation per year.

     5. Identification of Hospital. The hospital referred to in subparagraph 10(a)(v) of the Rider is Strong Memorial Hospital of the University of Rochester.

     6. Bonus Pool. On each anniversary of the date hereof during Physician's employment hereunder, P.C. shall establish a bonus pool of [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT] which shall be distributable to the non-physician employees who perform services at the location at which Physician primarily renders her services in accordance with directions received by P.C. from Physician at least ten (10) days prior to the date of distribution.

     7. Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of New York, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

     8. Incorporation of Rider. The Rider is incorporated by reference into and made a part of this Agreement.

     9. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

     10. Entire Agreement. This Agreement, including the Rider, Schedules and Exhibits (which are incorporated in this Agreement by reference), contains the entire understanding among the parties with respect to its subject matter, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing, signed by all signatories hereto.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.


                                       U.S. MEDICAL SERVICES OF
                                            NEW YORK, P.C.



                                       By:  /s/ Wende M. Young, M.D.
                                          --------------------------------
                                                  Vice President

                                            /s/ Wende W. Young, M.D.
                                       -----------------------------------
                                       Wende W. Young

                                   EXHIBIT "A"


     Net Revenue of the Practice means the sum of (a) cash receipts received by P.C. resulting from payments by or on behalf of patients who received services, on or after the date hereof, rendered by Wende Young, M.D., Stamatia Destounis, M.D., Susan Roux, M.D., Patricia DiNitto, M.D., Ermelinda Bonaccio, M.D. any additional physicians or any replacement physicians (collectively, the "Practice Physicians") plus (b) cash receipts received by P.C. resulting from payments by or on behalf of patients who received services on or after the date hereof rendered by any nurse practitioner, physician assistant or other professional medical personnel who is entitled to reimbursement from third parties for services provided in his/her name, plus (c) cash receipts received by P.C. on account of invoices billed by P.C. for services, on or after the date hereof, rendered by personnel other than the Practice Physicians but under the supervision of the Practice Physicians ("Ancillary Services") from the locations in which the Practice Physicians primarily provide their services (the "Locations") so long as the services relate to the detection and treatment of breast disease, plus (d) revenues received by P.C. from the lecturing activities of Stamatia Destounis, M.D. and Susan Roux, M.D., plus (e) cash receipts received by P.C. on account of clinical trials or drug studies conducted at the Locations, plus (f) cash receipts received by P.C. on account of invoices billed by P.C. for Ancillary Services, from the Locations, on account of the use of existing equipment or technology of the Practice, or any replacement thereto, for the treatment of diseases or illnesses other than those of the breast, plus
(g) the dollar amount of capitation payments received by P.C. (without deduction of any administrative fee or other charge, except any amount withheld by P.C. to cover the costs of out-of-area care under a capitation contract, with any unused portion of such withhold to be distributed to the Designated Physicians (as defined below) pursuant to the methods described below) that are attributed to the Practice Physicians, for any period beginning on or after the date hereof, pursuant to the following formula: With respect to each payor who makes capitated payments to P.C. in return for the agreement of P.C. to provide or arrange for the provision of designated covered services to the members of the payor plan, P.C. shall, during the first 12 months of each such agreement, determine those physician employees of P.C. who are providers of the designated covered services in the service area covered by such agreement (the "Designated Physicians"), determine, pursuant to actuarial analysis, the amount of such capitation payments that will be allocated to the Designated Physicians in the aggregate, and allocate such capitated payments to the net revenue of the Designated Physicians, on a Per Member Per Month basis, based upon the number of members of the applicable plan assigned to the Practice from the entire pool of members covered under such plan, which assignment shall be made based upon the zip codes of the members of such plan. For each 12-month period after the first 12 months of each capitated agreement, P.C. shall allocate capitated payments to the Designated Physicians in the aggregate on the basis described herein, or on a basis that adjusts for P.C. experience concerning resource utilization, quality management criteria, plan cost effectiveness and other reasonable criteria. The parties hereto will mutually agree as to the Practice Physician compensation arrangement with respect to any future Ancillary Services, not described above, prior to the implementation of any such Ancillary Service in the Practice.

                          RIDER TO EMPLOYMENT AGREEMENT

     This Rider is attached to an Employment Agreement and forms a part of such Agreement. Any term used in this Rider which is defined in the Employment Agreement shall have the meaning set forth in the Employment Agreement. The term "Agreement" used in this Rider means the Employment Agreement, including this Rider.

     1. Employment. The engagement of Physician as an employee of P.C. is set forth in the Employment Agreement.

     2. Duties and Responsibilities.

          (a) Physician shall discharge the following responsibilities: consultant treatment of patients in accordance with general professional standards; assisting the completion of the medical charts and records with the detail then required by P.C. in a legible form and/or any other form of transmission but in any event in a timely manner; consultation of clinical and diagnostic testing services; participation in occasional continuing education programs in order to maintain competency; performance and maintenance of necessary or appropriate administrative duties, including but not limited to training office personnel and Practice Physicians, preparation of reports, claims, correspondence and records relating to all professional services rendered under this Agreement; and teaching, public speaking engagements and writing. Physician shall perform any other duties reasonably requested by P.C., including but not limited to any duties and responsibilities of P.C. set forth in any agreement between P.C. and any insurer, HMO or other third party relating to the provision of medical services of the type practiced by Physician.

          (b) Throughout the term of this Agreement, Physician shall devote Physician's entire working time, energy, skill and best efforts to the performance of Physician's duties hereunder in a manner which will faithfully and diligently further the business and interests of P.C. Physician represents that Schedule "A" attached hereto sets forth certain information concerning the hours, call obligations and related matters of Physician's current practice. P.C. and Physician agree that Physician will generally work and be available to work similar hours for P.C., but Physician understands that circumstances and scheduling problems, as well as professional duties and emergencies will require Physician to work additional hours or different days from time to time if P.C.'s practice so requires.

     3. Term. This Agreement shall be for a term of seven years commencing on the date of this Agreement, unless sooner terminated as hereinafter provided. Unless either party elects to terminate this Agreement at the end of the original or any renewal term by giving the other party notice of such election at least ninety (90) days before the expiration of the then current term, or as otherwise provided in this Agreement, this Agreement shall be deemed to have been renewed for additional one (1) year terms commencing on the day following the day the then current term expires.

     4. Compensation.

          (a) For all the services rendered by Physician to P.C., P.C. shall pay Physician the amounts set forth in the Employment Agreement.

          (b) P.C. will pay all state license fees reasonably necessary or appropriate.

          (c) Throughout the term of this Agreement and as long as they are kept in force by P.C., Physician shall be entitled to participate in and receive the benefits of any health insurance, profit sharing or retirement plans made available to other similarly situated employees of P.C.

          (d) Physician shall be entitled to such number of weeks of vacation during each year of the term of this Agreement as is set forth in the Employment Agreement. Any vacation not used in any year shall be forfeited and shall not be carried over into any other year. Vacation time shall be earned ratably during each year.

          (e) P.C. shall, in its discretion, either pay the premiums for or provide professional liability insurance for Physician complying with the ______________________ or any successor statute. If on the date hereof, Physician has claims made basis professional liability insurance, Physician shall pay for and purchase (or cause to be purchased) a "tail" insurance policy insuring Physician for malpractice that may be alleged to have occurred during any period Physician had claims made professional liability insurance in an amount acceptable to P.C. If on the date hereof Physician has occurrence basis professional liability insurance or Physician has claims made basis professional liability insurance and has purchased (or caused to be purchased) a "tail" pursuant to the preceding sentence and, in either case, P.C. provides professional liability insurance for Physician on a claims made basis during the term of this Agreement, then, on the earlier of the date P.C. ceases to provide claims made professional liability insurance for Physician or the date of termination of this Agreement, P.C. shall purchase a "tail" insurance policy insuring Physician for malpractice that may be alleged to have occurred during the term of such claims made insurance policy in an amount in effect immediately prior to the termination of such policy.

          (f) All amounts payable under this Agreement shall be subject to withholding of applicable federal, state and local taxes and all other taxes, if any, required to be withheld.

     5. Expenses. Subject to the prior written approval of the President or Executive Vice President of P.C. (with respect to items (i) through (iv)), Physician shall be entitled to reimbursement (up to a maximum of $5,000 annually for the aggregate of items (i) through (vi) below) upon receipt of vouchers for:
(i) travel, meals, lodging and other expenses reasonably incurred to attend professional meetings and educational programs annually, (ii) continuing medical education, (iii) dues and fees for professional association membership, (iv) subscriptions for professional publications, (v) automobile mileage incurred in connection with Physician's services hereunder in accordance with the regulations of the Internal Revenue Service and (vi) business entertainment.

     6. Fees.

          (a) P.C. shall arrange for all billing and collection functions for all professional services rendered by Physician in a timely, efficient and accurate manner. Physician shall take all steps reasonably requested by P.C. to assist in the billing and collection of funds due for such professional services, including the establishment of an "assignment account" for purposes of Medicare, Blue Shield and any other third party billing.

          (b) Except as provided in the succeeding sentence, Physician agrees to turn over to P.C. any and all fees paid or assigned to Physician for all professional services (including, but not limited to, research grants, medical director fees, fees related to clinical and/or pharmaceutical trials and expert witness or other legal/medical fees) which Physician performs during the term of this Agreement, including any third party fee assignments from any insurer, intermediary or other party. Physician may retain any and all book royalties and lecture fees.

     7. Disability.

          (a) If Physician becomes unable to perform Physician's essential duties hereunder, with or without reasonable accommodations, due to partial or total disability or incapacity resulting from a mental or physical illness or any similar cause ("Disabled"), P.C. will continue the payment of Physician's base salary at its then current rate for a period of ninety
     (90) days following the date Physician is first unable to perform Physician's duties due to being Disabled. Thereafter, P.C. shall have no obligation for base salary or other compensation payments to Physician during the continuance of such disability or incapacity.

          (b) If Physician is Disabled for a cumulative period of 180 days during any twelve month period, P.C. shall have the right to terminate this Agreement thereafter, in which event P.C. shall have no further obligations or liabilities hereunder after the date of such termination.

     8. Death. If Physician dies, this Agreement shall terminate on the date of death and P.C. shall have no further obligations or liabilities hereunder after the date of such termination.

     9. Intentionally Omitted.

     10. Discharge. P.C. may, in its sole discretion, discharge Physician immediately, without prior notice, upon any of the following:

          (a) Professional Matters:

               (i) loss, suspension, revocation or non-renewal of either (A) Physician's license to practice medicine in any state in which Physician is licensed on the date of this Agreement or becomes licensed after such date, or (B) Physician's DEA registration and/or authorization to prescribe controlled substances or narcotics;

               (ii) exclusion or suspension from participation in the Medicare or Medicaid programs or imposition of Civil Monetary Penalty sanction for violation of Medicare or Medicaid laws, rules or regulations (excluding recoupments, recoveries or adjustments which are not Civil Monetary Penalties);

               (iii) adverse action affecting the scope of Physician's license to practice medicine or Physician's right to treat patients covered by workers' compensation or other state regulated programs;

               (iv) if Physician becomes ineligible for professional liability insurance, or the cost of such insurance becomes 50% or more expensive for Physician relative to the average physician providing comparable services in a comparable geographic area due to Physician's malpractice claim history and P.C.'s quality assurance committee has recommended that Physician's employment be terminated after Physician has had the opportunity to appear before it;

               (v) suspension, revocation, or restriction of Physician's privileges at a hospital set forth in the Employment Agreement (the "Hospital") for reasons relating to clinical competency or conduct, or surrender of Physician's privileges at the Hospital under threat of disciplinary action relating to clinical competency or conduct, provided that such privileges are not fully reinstated within sixty
          (60) days after suspension, revocation, restriction or surrender, or failure to renew or non-renewal of staff privileges at the Hospital or any other hospital or health care facility without P.C.'s written consent;

               (vi) any allegation that Physician engaged in improper conduct or breach of medical ethics in connection with rendering medical services which, after investigation by P.C., P.C. believes has reasonable merit and as a result of which P.C.'s quality assurance committee has recommended that Physician's employment be terminated; or

               (vii) if Physician becomes an Impaired Professional (defined as
          (a) having an addictive disease which, in P.C.'s reasonable judgment, could impair Physician's ability to perform Physician's duties hereunder and for which Physician is not pursuing appropriate treatment; (b) having diverted a controlled substance; or (c) being incompetent to practice medicine at a level that meets the minimum requirements of licensure).

          (b) General Matters:

               (i) Physician's indictment for any felony, whether or not related to rendering medical services;

               (ii) any material violation by Physician of the terms and conditions of this Agreement which has not been cured within thirty
          (30) days after receipt of written notice from P.C. specifying with particularity the alleged violation;

               (iii) any material violation by Physician of the policies of P.C. which has not been cured within thirty (30) days after receipt of written notice from P.C. specifying with particularity the alleged violation; or

               (iv) any act of theft, conversion or embezzlement or attempt to do any of the foregoing or any solicitation or acceptance of any kickback or bribe by Physician related to Physician's duties to P.C. which enriches or is intended to enrich Physician or Physician's designee whether or not such enrichment results in monetary loss to P.C.

     Physician shall give P.C. written notice of any of the events listed in (a)(i) through (vii) or (b)(i) above within two (2) business days after the occurrence of such event. Upon the termination of this Agreement pursuant to this section, P.C. shall have no further obligations or liabilities hereunder.

     11. Liquidated Damages.

          (a) Physician acknowledges and agrees that:

               (i) P.C. and its affiliates have made a substantial investment to establish the office in which Physician will practice; and

               (ii) P.C. and its affiliates will incur substantial loss and damages if Physician fails to fulfill Physician's obligations to remain employed by P.C. pursuant to the terms of this Agreement, including, but not limited to, a loss of much or most of the investment to establish the office in which Physician will practice, an adverse effect on the strategic location (both geographic and in the nature of the practice) of P.C.'s network of physicians, a loss of referral sources, professional credibility and continuity to P.C., and an adverse impact on the ability of P.C. to establish and/or carry out contracts for the delivery of medical services.

          (b) Due to the difficulty of measuring the loss and damages to P.C. and its affiliates referred to in subparagraph 11(a) above, Physician agrees that in the event Physician voluntarily terminates this Agreement other than pursuant to Paragraph 17 or if P.C. terminates this Agreement for cause (pursuant to Paragraph 9 or 10 of this Rider) (a "Termination Event"), Physician shall pay P.C. as liquidated damages an amount equal to: two times the Agreed Amount (as defined below) if the Termination Event occurs on or prior to the second anniversary of the date of this Agreement; one and one-half times the Agreed Amount if the Termination Event occurs after the second anniversary, but on or prior to the third anniversary of the date of this Agreement; the Agreed Amount if the Termination Event occurs after the third anniversary, but on or prior to the fifth anniversary of the date of this Agreement; or, one-half of the Agreed Amount if the Termination Event occurs after the fifth anniversary, but prior to the seventh anniversary of the date of this Agreement. As used herein, the Agreed Amount means [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT] Dollars [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT]. If Physician has been employed hereunder for a period of less than one year as of the Termination Event, then the Agreed Amount shall be determined by annualizing the dollar amount of Physician's salary, bonus and pension contributions hereunder during the period of employment.

          (c) P.C. and Physician agree that the foregoing payments constitute a reasonable forecast of the amount necessary to compensate P.C. and its affiliates for the harm they will suffer by reason of Physician's failure to remain employed by P.C. for the full term of this Agreement.

          (d) Physician shall make payment to P.C. of the amount due pursuant to this paragraph within ninety (90) days of the Termination Event in cash. If the payment is not made when due, P.C. or any affiliate of P.C., in its sole discretion, may, in addition to its other remedies available at law and/or equity, offset such amount against any amount payable by P.C. or such affiliate to Physician or an affiliate of Physician. Any amounts not paid when due shall bear interest at the per annum rate equal to the lesser of (y) 10% per annum or (z) the highest rate permitted by applicable law.

          (e) The obligation to pay liquidated damages pursuant to this Paragraph 11 is independent of, and in no way removes, modifies or affects, the restrictions contained in Paragraph 13.

          (f) The provisions of this Paragraph 11 shall not be applicable in the event Physician's employment terminates due to death or disability or P.C. and Physician mutually agree to terminate Physician's employment.

     12. P.C. Property. All patient information, charts, records, personnel and other policies manuals, data processing reports, service area analyses, invoices, price lists or information, treatment protocols, outcome studies, computer software, information reporting forms or systems, or any other materials or data of any kind furnished to Physician by P.C., an affiliate of P.C. or any management company that provides, directly or indirectly, substantial management services to P.C. ("Manager") or developed by Physician on behalf of P.C. or at P.C.'s direction or for P.C.'s use or otherwise in connection with Physician's employment hereunder, are and shall remain the sole and confidential property of P.C. or such affiliate or Manager as the case may be. If P.C., an affiliate of P.C. or a Manager requests the return of such materials at any time during or at or after the termination of Physician's employment, Physician shall immediately deliver the same to P.C., such affiliate or Manager, as the case may be. Notwithstanding the foregoing, Physician shall have access to and may make copies of all patient-related information which is not confidential or which P.C. is not prohibited from disclosing for the limited purposes described below following the termination of Physician's employment for the limited purpose of writing, teaching and lecturing. Physician shall further have access to all information in the event of any litigation, investigation, action, claim or inquiry involving Physician.

     13. Noncompetition, Trade Secrets, Etc.

          (a) Physician shall not, directly or indirectly, during the term of this Agreement and for a period of two years after its termination for any reason whatsoever (the "Time Restriction"):

               (i) induce any existing or former patient of P.C. to terminate his or her relationship with P.C.; provided, however, that Physician shall not be prohibited from treating an individual who has independently determined to terminate his or her relationship with P.C. except in the circumstances otherwise prohibited under this Paragraph 13;

               (ii) induce or attempt to influence any employee, independent contractor or consultant of P.C. to terminate his or her relationship with P.C.;

               (iii) induce or attempt to influence any hospital, healthcare facility, professional or other person or entity that has a referring relationship with P.C., or any HMO or other health care insurer that has an arrangement for the provision of health care services with P.C., an affiliate of P.C. or a Manager, to terminate or not to renew such relationship; or

               (iv) render professional medical services at, on behalf of or have any interest in, directly or indirectly (as proprietor, partner, stockholder, principal, agent, broker, employee, consultant, or lender), any business or facility where radiology and/or mammography services are rendered (including a private physician's office) within the Restricted Area. The Restricted Area shall mean the area within a fifty (50) mile radius of any site at which Physician has, at any time during the term of this Agreement, regularly rendered services. Nothing in the foregoing subparagraph 13(a)(iv) shall be deemed, however, to prevent Physician from owning securities of any Manager.

               All of the restrictive covenants contained in this subparagraph 13(a) will be terminated except for subparagraph 13(a)(iii) if the following conditions have been, and in the case of clause (z), below, continue to be, satisfied:

               (x) Physician has not terminated Physician's employment with P.C. prior to the end of the term of this Agreement other than pursuant to subparagraph 17(b) or been discharged by P.C. for cause (pursuant to Paragraph 9 or 10 of this Rider); and either

               (y) during the Time Restriction Physician does not engage in the practice of radiology and/or mammography in the Restricted Area unless
          (I) the resulting practice is independent and not owned, part of or managed, directly or indirectly, by a physician practice management entity, an HMO or other third party insurer, a hospital or hospital system, physician/hospital organization, any other integrated medical delivery system or any comparable or similar entity; and (II) the resulting practice does not employ, engage as an independent contractor or have as a shareholder, partner or member more than one physician with whom Physician was not engaged in the practice of medicine in the same entity on the day immediately prior to the date of this Agreement; or

               (z) Physician engages in writing, teaching, lecturing or academic research during the Restricted Period. Notwithstanding the foregoing, academic research may not include the receipt of revenue by Physician or any academic or research institution on account of her treating or seeing patients.

          (b) During the term of this Agreement and at all times thereafter, Physician shall not use for Physician's personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than P.C., any information regarding the business methods, business policies, information reporting forms or systems, management information systems, computer software programs, procedures, techniques, research or development projects or results, outcome studies, trade secrets, fee schedules or practices or other knowledge or processes of, or developed by or on behalf of, P.C., an affiliate of P.C. or a Manager, or any names and addresses of patients, customers or clients or any data on or relating to past, present or prospective patients, customers or clients or any other confidential information, including, without limitation, information relating to agreements with health care insurers, HMOs and third party payors, relating to or dealing with the business operations or activities of P.C., an affiliate of P.C. or a Manager made known to Physician or learned or acquired by Physician while in the employ of P.C. except that Physician may use generic patient data as to which none of P.C., Manager or any affiliate of either of them claims any copyright or other intellectual property right, for the limited purpose of writing, teaching or lecturing.

          (c) Any and all writings, inventions, clinical research activities, improvements, processes, computer software programs, procedures and/or techniques which Physician may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time while Physician is employed by P.C., whether during working hours or at any other time and whether at the request or upon the suggestion of P.C. or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by P.C., including developments or expansions of its present fields of operations, shall be the sole and exclusive property of P.C. or Mt. Hope Publishing Co., Inc., as determined by P.C. Physician shall make full disclosure to P.C. of all such writings, inventions, clinical research activities, improvements, processes, procedures and techniques, and shall use reasonable efforts, at P.C.'s sole cost and expense, to do everything necessary or desirable to vest the absolute title thereto in P.C. Physician shall not submit any article, study or other writing to any person for publication or otherwise or conduct any clinical research activities without the prior consultation with the President or Executive Vice President of P.C. Physician shall write and prepare all specifications and procedures regarding such inventions, improvements, processes, procedures and techniques and otherwise aid and assist P.C. so that P.C. can prepare and present applications for copyright or letters patent therefor and can secure such copyright or letters patent wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyright or patents so that P.C. shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. Physician shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, inventions, improvements, processes, procedures and techniques and any amounts received by Physician from third parties shall be remitted to P.C. promptly.

          (d) Physician acknowledges that each affiliate of P.C. and each Manager is a third party beneficiary of the provisions of the foregoing subparagraphs (a), (b) and (c) and that the restrictions contained in such subparagraphs, in view of the medical and business practices of P.C., its affiliates and Manager are reasonable and necessary in order to protect the legitimate interests of P.C., its affiliates and Manager, and that any violation thereof would result in irreparable injuries to P.C., its affiliates and Manager. Physician therefore acknowledges and agrees that in the event of Physician's violation of any of these restrictions, P.C. and/or each affiliate of P.C. and each Manager shall be authorized and entitled to obtain, from any court of competent jurisdiction, preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which P.C., its affiliates and Manager may be entitled.

          (e) If the period of time or the area specified in subparagraph (a) should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months or the area shall be reduced by the elimination of such portion thereof or both so that such restrictions may be enforced in such area and for such time as is adjudged to be reasonable.

          (f) In the event of any breach or violation of the restriction contained in subparagraph (a) above, the period therein specified shall abate during the time of any violation thereof and that portion remaining at the time of commencement of any violation shall not begin to run until such violation has been fully and finally cured.

     14. Prior Agreements. Physician represents to P.C. that (a) there are no restrictions, agreements or understandings whatsoever to which Physician is a party which would prevent or make unlawful Physician's execution of this Agreement or Physician's employment hereunder, (b) Physician's execution of this Agreement and Physician's employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which Physician is a party or by which Physician is bound and (c) Physician is free and able to execute this Agreement and to enter into employment by P.C.

     15. Representations and Warranties of P.C. As material inducement to Physician to enter into this Agreement, P.C. makes the following representations and warranties to Physician:

          (a) Corporate Status and Authority. P.C. is a professional corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the power and authority to conduct business in the State of New York. The execution, delivery and performance of this Agreement by P.C. have been duly authorized by all necessary corporate action on the part of P.C. and this Agreement constitutes the valid and binding obligations of P.C. enforceable against it in accordance with its terms.

          (b) Agreement Not In Breach of Other Instruments. The execution and delivery of this Agreement, the consummation of the transaction provided for herein and the fulfillment of the terms hereof by P.C. will not result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligations of P.C. under, any agreement, indenture or other instrument to which P.C. is bound, P.C.'s Articles of Incorporation or By-Laws, any judgment, decree or order or award of any court, governmental body or arbitrator, or any applicable law, rule or regulation.

     16. Change of Law. In the case of any change in law, including, without limitation, the promulgation of new regulations under, or interpretation by a court or governmental agency, authority or body of, existing law, that, in the reasonable judgment of P.C., necessitates an amendment to this Agreement (including, without limitation, the Exhibit hereto), the parties shall use their good faith efforts to amend the terms of this Agreement to preserve to the maximum extent the terms of this Agreement.

     17. Termination by Physician.

          (a) Retirement. At any time after 54 months after the date hereof, Physician may give P.C. written notice that Physician desires to terminate her employment hereunder on a date set forth in such notice, which date shall be at least six (6) months after the date of the notice provided that in addition to the restrictions contained in Paragraph 13, Physician shall not practice medicine within the State of New York from the date of retirement to the ninth anniversary of the date hereof. Notwithstanding the foregoing, academic research, speaking engagements and writing articles or books shall not be considered the practice of medicine provided such activities do not involve the treatment of patients.

          (b) Other Termination Rights. Physician may, in her sole discretion, terminate her employment pursuant to this Agreement: (i) during the continuation of a material violation by P.C. of this Agreement after the expiration of the Notice Period, as defined below; (ii) during the continuation of a material breach by U.S. Physicians, Inc. of the Asset Purchase Agreement dated September 30, 1997 by and between U.S. Physicians, Inc. and the Physician (the "Asset Agreement") after the expiration of the Notice Period; or (iii) in the event Physician repurchases the assets sold to U.S. Physicians, Inc. pursuant to Paragraph 21 of the Rider to Asset Agreement. The Notice Period shall mean the thirty (30) days after receipt by P.C. and U.S. Physicians Inc. of written notice from Physician specifying with particularity the violation or breach, as applicable.

     18. Miscellaneous.

          (a) Indulgences. Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege (singularly or collectively, a "Right") under this Agreement shall operate as a waiver of a Right, nor shall any single or partial exercise of any Right preclude any other or further exercise of the same or of any other Right, nor shall any waiver of any Right with respect to any occurrence be construed as a waiver of such Right with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver and in the case of P.C. the signature must be of an Approved Officer, as defined in subparagraph 18(c).

          (b) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express, or by other messenger) or three (3) business days after deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed to Physician 1351 Mt. Hope Avenue, Rochester, New York with a copy of all such notices to Joan M. Roediger, Esquire, c/o Health Care Law Associates, P.C., 140 West Germantown Pike, Suite 200, Plymouth Meeting, Pennsylvania, 19462 and Sherman Levey, Esquire, Boylan, Brown, Code, Fowler, Vidgor, Wilson, LLP, 2400 Chase Square, Rochester, New York 14604 and to P.C. at 220 Commerce Road, Ft. Washington, PA 19034. In addition, notice by mail shall be by air mail if posted outside of the continental United States. Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

          (c) Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of P.C. and its successors and assigns and shall be binding upon Physician, and Physician's heirs and legal representatives. Each affiliate of P.C. and each Manager shall be a third party beneficiary of the provisions of Paragraphs 11, 12 and 13. This Agreement may not be amended other than in writing signed by Physician and an officer of P.C. who neither then practices nor in the past has practiced medicine in the same office as Physician (an "Approved Officer"). Any agreement or arrangement between P.C. and Physician relating to compensation, terms of employment or similar items shall be deemed an amendment to this Agreement, regardless of whether it states it is an amendment.

          (d) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

          (e) Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

          (f) Gender, Etc. Words used, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

          (g) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period (other than the termination of the term of this Agreement) falls on a Saturday, Sunday or holiday on which Federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

     IN WITNESS WHEREOF, the parties have caused this Rider to Employment Agreement to be executed and delivered as of the date first written above.

                                         U.S. MEDICAL SERVICES OF NEW YORK, P.C.

                                         By:  /s/ Wende W. Young, M.D.
                                            -----------------------------------

                                              /s/ Wende W. Young, M.D.
                                         --------------------------------------
                                         Wende W. Young, M.D.